FIRST AMENDMENT TO OPERATING EXPENSE LIMITATION AGREEMENT

Between

MILLER INVESTMENT TRUST

and

MILLER INTERMEDIATE BOND FUND

THIS FIRST AMENDMENT TO THE OPERATING EXPENSE LIMITATION AGREEMENT (the “First Amendment”) is made and entered into as of June 14, 2019, between Miller Investment Trust, a Delaware statutory trust (the “Trust”), and Wellesley Asset Management, Inc. (the “Adviser”) on behalf of the Miller Intermediate Bond Fund (the “Fund”).

RECITALS:

WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between Miller Investment Trust and the Adviser dated as of June 24, 2014 (the “Agreement”);

WHEREAS, the Adviser has subsequently agreed to lower the annual operating expense limitation fee as a percentage of net assets of the Fund;

NOW, THEREFORE, the parties hereto agree as follows:

Appendix A of the Agreement is hereby replaced with the following:

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Miller Intermediate Bond Fund
Class A	1.20%
Class C	1.95%
Class I	0.95%

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

MILLER INVESTMENT TRUST

By: _/s/ Greg Miller________________

Name: Greg Miller

Title: President

WELLESLEY ASSET MANAGEMENT, INC.

By: _/s/ Greg Miller________________

Name: Greg Miller

Title: President